Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 2, 2016, of Barrett Business Services, Inc. and are in agreement with the statements contained therein related to Moss Adams LLP. We have no basis to agree or disagree with the statements in the first paragraph regarding the number of independent registered accounting firms the RFP was issued to, or when the Company will report the Audit Committee’s selection of a replacement auditor.

/s/ Moss Adams LLP

Portland, Oregon

August 2, 2016